Exhibit 99.1

Contact:
Sameer Desai,
Vice President, Corporate
Development & Investor Relations
Sameer.desai@ttmtech.com 714-327-3050

TTM Announces Closings of New Term Loan Facility and New U.S. ABL Facility

Santa Ana, CA – May 30, 2023 – TTM Technologies, Inc. (NASDAQ:TTMI) (“TTM”), a leading global manufacturer of technology solutions including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies and printed circuit boards (“PCBs”), today announced the closing and syndication of a new $350 million senior secured term loan (the “New Term Loan Facility”) and the closing of a new U.S. asset-based revolving credit facility with committed borrowing capacity of $150 million (the “New U.S. ABL Facility”).

The New Term Loan Facility, which matures May 2030, amends and restates TTM’s previous senior secured term loan facility that was scheduled to mature in September 2024, under which $356 million of indebtedness was outstanding. TTM used the proceeds from its New Term Loan Facility to refinance $350 million of such outstanding indebtedness and used cash on hand to pay the remaining indebtedness as well as to pay related fees and expenses. The New U.S. ABL Facility amends and restates TTM’s previous $150 million U.S. asset-based revolving credit facility, which was scheduled to mature in June 2024.

The New Term Loan Facility was priced at an interest rate of Term SOFR + 2.75%. The new Term B Loans were issued with a 1.0% original issue discount. Annual cash interest expense is expected to increase by $0.9 million.

The maximum availability under the New U.S. ABL Facility is $150 million. The New U.S. ABL Facility is scheduled to mature in May 2028 and has a borrowing rate of Term SOFR plus a margin ranging from 1.35% to 1.6%.

As a result of these transactions, annual non-cash interest expense will increase approximately $0.3 million and TTM will record, in the second quarter of 2023, a non-cash expense of approximately $1.3 million for the write off of debt issuance costs.

The New Term Loan Facility was entered into with J.P. Morgan acting as administrative agent and joint lead arranger. Other joint lead arrangers for the New Term Loan Facility were BofA Securities, Inc., Barclays Bank PLC, Truist Securities, Inc. and HSBC Securities (USA) Inc. The New U.S. ABL Facility was entered into with J.P. Morgan acting as administrative agent.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions including mission systems, RF components and RF microwave/microelectronic assemblies, and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Statements related to, among other things, expected annual cash interest expense and the scheduled maturity of the New Term Loan Facility and the New U.S. ABL Facility, constitute forward-looking statements. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of COVID-19, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.